Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS AND INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the references to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Amarin Corporation plc and Amarin Finance Limited and to the incorporation by reference therein of our report dated April 1, 2005 with respect to the financial statements of Amarin Neuroscience (formerly Laxdale Limited) appearing in the Annual Report (Form 20-F) of Amarin Corporation plc for the year ended December 31, 2005.

Ernst & Young LLP

Glasgow, Scotland